As filed with the Securities and Exchange Commission on April 30, 1997

                                                     Registration No. 333-5862

                         POST-EFFECTIVE AMENDMENT NO. 4
                                 TO FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                               Net Lnnx, Inc.
             (Exact name of registrant as specified in its charter)



Pennsylvania                                                    23-1726390
(State or other jurisdiction of                            (I. R. S. Employer
incorporation or organization)                             Identification No.)

324 Datura Street, Suite 150 West Palm Beach, Florida             33401
(Address of Principal Executive Office)                         (Zip Code)

                       Net Lnnx, Inc. 1996 Stock Plan
                         (Full title of the plan)

                           Ronald W. Hayes, Jr.
          324 Datura Street, Suite 330, West Palm Beach, FL 33401
                   (Name and address of agent for service)

                            (561) 659-1196
        (Telephone number, including area code, of agent for service)

                     Calculation of Registration Fee

                                         Proposed(l)        Proposed(l)
Title of Securities     Amount to        maximum            maximum            Amount of
to be registered        be registered    offering price     aggregate          registration
                                         per share          offering price     fee

Common Stock            8,048 shs.       $ 0.69             $ 5,553            $ 100.00
(No par value)


     The registrant hereby files this Post Effective Amendment No. 4 to the Registration Statement as a "reoffer prospectus" to effectuate the resale of 8,048 shares of "control securities", as that term is defined under Rule 405 of the Securities Act of 1933, as amended (the "Act"), pursuant to the General Instructions to this S-8 Registration Statement. These securities are offered on a best efforts basis with no minimum purchase requirement. The proceeds from this offering shall be deposited directly into the account of the selling securities holder. No proceeds shall be placed in escrow or trust. This offering shall terminate on July 30, 1997. See "Risk Factors", herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE;
_________________
(1) Based upon the averaged bid and ask price of $0.69 per share as of April 29, 1997.

Registrant Information

     All references herein to "Net Lnnx" or the "Corporation" mean Net Lnnx, Inc., unless otherwise indicated by the context.

     Net Lnnx, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copied at the Public Reference Room of the Commission, 450 5th Street, N.W., Room 1024, Washington, D. C. 20549, and at the Commission's regional offices in New York (26 Federal Plaza, New York, New York 10007), Chicago (Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604) and Los Angeles (5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648). Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Corporation. The address of such Web site is (http://www.sec.gov).

Incorporation of Certain Documents by Reference

     The following documents filed with the Securities and Exchange Commission by the Corporation are incorporated herein by reference as of their respective dates as set forth therein:

(a) The Corporation's Form 10-K for the fiscal year ended December 31, 1996 filed April 15, 1997.
     (b)     The Corporation's Form 8-K filed January 10, 1997.
     (c)     The Corporation's Form 8-K filed February 14, 1997.
     (d)     The Corporation's Form S-8/A filed February 27, 1997.
     (e)     The Corporation's Form 8-K filed March 24, 1997.
     (f)     The Corporation's Form NT 10-K filed March 31, 1997.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which registers all such securities remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     The Corporation will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents described above (other than exhibits to such documents). Such requests should be addressed to:

     Investor Relations
     Net Lnnx, Inc.
     324 Datura Street, Suite 150
     West Palm Beach, FL 33401
     (561) 659-1196

Report to Shareholders

     The Corporation furnishes its stockholders with annual reports containing consolidated financial statements that have been examined and reported upon, with an opinion expressed by independent certified public accountants, and quarterly reports containing unaudited summaries of financial information for the first three quarters of each fiscal year.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

     THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. STATEMENTS IN THIS PROSPECTUS AS TO THE PROVISIONS OF THE PLAN ARE NOT NECESSARILY COMPLETE AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF THE PLAN WHICH APPEARS AT APPENDIX A TO THE PROSPECTUS, AND EACH SUCH STATEMENT IN THIS PROSPECTUS IS QUALIFIED IN ALL SUCH RESPECTS BY SUCH REFERENCE.

The date of this Prospectus is April 30, 1997.

Risk Factors

     The securities being offered hereby involve a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors inherent in and affecting an investment in the Corporation and this offering.

Operating History

     The Corporation as of the date hereof, conducts virtually no business operations, other than its efforts to seek merger or acquisition candidates. On December 31, 1997, the Corporation underwent a change of control. As of January 31, 1997, new management has sold all of the Corporation's operating subsidiaries. As a result, the Corporation has no business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in the Corporation.

     On April 25, 1997, the Corporation entered into a letter of intent to merge the Corporation with Techni-Logic Consultants, Inc., a Dallas, Texas based corporation whereby the Corporation shall be the surviving corporation. No assurances can be made that the merger transaction will occur. The letter of intent is non-binding and the transaction is subject to numerous conditions of both parties to the transaction. In the event such conditions are not met, and/or such other terms of the transaction which have not yet been determined are not satisfactory to the parties to the transaction, the transaction will not occur. As of the date of this Prospectus, the Corporation has not entered into any definitive arrangement to purchase any assets or businesses.

Shell Corporation

     The Corporation does not have any specific business operations, therefor, an investment in the shares involves an extremely high degree of risk. The Corporation's present business is to search for merger or acquisition candidates. Investors in the Corporation have no control over the decision making relating to such. Shareholders will be unable to pass upon the merits of transactions that the Corporation may ultimately make. Also, the Corporation cannot estimate the time that it may take in its search for merger or acquisition candidates. Such a search may be time consuming and such potential delays should be considered by investors prior to the purchase of any stock in this offering.

No Definitive Agreement with Respect to Acquisition or Merger Candidate

     The Corporation and its affiliates have made no definitive, binding plans, proposals, arrangements, or understandings with respect to any possible business combination or opportunity. There is no assurance the Corporation will be able to acquire a business opportunity on terms favorable to the Corporation. Although the Corporation has entered into a letter of intent with Techni-Logic Consultants, Inc., the letter of intent is non-binding and the transaction is subject to numerous conditions of both parties to the transaction. In the event that such conditions are not met, and/or such other terms of the transaction which have not yet been determined are not satisfactory to the parties to the transaction, the transaction will not occur.

Dependence on Officers and Directors

     The Corporation is presently dependent upon its officers and directors and their efforts to seek merger or acquisition candidates. In the event the Corporation should lose the services of any of these officers or directors, the Corporation could be adversely affected.

Conflicts of Interest

     The officers and directors of the Corporation may engage in other business activities similar and dissimilar to those engaged in by the Corporation. To the extent that such persons engage in such other activities, they will have possible conflicts of interest in diverting opportunities to other companies, entities or persons with which they are or may be associated or have an interest, rather than diverting such opportunities to the Corporation. Such potential conflicts of interest include, among other things, time, effort and corporate opportunity involved in their participation in other business transactions. As no policy has been established for the resolution of such a conflict, the Corporation may be adversely affected should such officers or directors choose to place their other business interests before those of the Corporation. No assurance can be given that such potential conflicts of interest will not cause the Corporation to lose potential opportunities.

Possible Issuance of Additional Shares

The Corporation's Board of Directors has the power to issue any or all of such additional shares without shareholder approval. Management presently anticipates that it may choose to issue such shares to acquire businesses in the future, although the Corporation presently has no binding commitments, contracts or intentions to issue any additional shares of Common Stock. Potential investors should be aware that any such stock issuances may result in a reduction of book value or market price, if any, of the outstanding shares. If the Corporation issues any additional shares of Common Stock, such issuance will reduce the proportionate ownership and voting power of each shareholder. Further, any new issuance of shares may result in a change of control of the Corporation.

Possible Change in Control and Management

     The successful completion of a merger or acquisition may result in a change of control of the Corporation. This could result from the issuance of a large percentage of the Corporation's authorized Common Stock or the sale by the selling shareholder of all or a portion of his stock or a combination of both. Any such change in control may also result in the resignation or removal of the Corporation's present officers and directors. If there is a change in management, no assurance can be given as to the experience or qualification of such persons, either in the operation of the Corporation's activities or in the operation of the business, assets or property being acquired.

Intense Competition

     Numerous companies and individuals are engaged in the business of searching for and acquiring assets and businesses, and such business activity is intensely competitive. Many of the Corporation's competitors will have vastly greater resources, personnel, technical know-how, and financial capacity than the Corporation. Accordingly, there can be no assurance that the Corporation will be able to effectively compete with its many competitors.

Lack of Diversification

     In the event the Corporation is successful in identifying and evaluating a suitable business opportunity, the Corporation will in all likelihood be required to issue its Common Stock in an acquisition or merger transaction. Inasmuch as the Corporation's capitalization is limited and the issuance of additional Common Stock will result in a dilution of interest for present and prospective shareholders, it is unlikely the Corporation will be capable of negotiating more than one or two acquisitions or mergers. Consequently, the Corporation's lack of diversification may subject the Corporation to economic fluctuation within a particular industry in which a target company conducts business.

Taxation

     In the course of any acquisition or merger the Corporation may undertake, a substantial amount of attention will be focused upon federal and state tax consequences to both the Corporation and the "target" company. Presently, under the provisions of federal and various state tax laws, a qualified reorganization between business entities will generally result in tax-free treatment to the parties to the reorganization. While the Corporation expects to undertake any merger or acquisition so as to minimize federal and state tax consequences to both the Corporation and the "target" company, there is no assurance that such business combination will meet the statutory requirements of a reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have a substantial adverse effect on the Corporation.

Over-The-Counter Trading Market

     Presently, the Corporation trades its Common Stock in the over-the-counter trading market, which is a less liquid market than the higher volume stock exchanges. Therefore, purchasers of the Corporation's Common Stock may experience difficulty in selling their shares, and therefore may be unable to readily liquidate their investment in the Common Stock.

Lack of Dividends

     To date, the Corporation has not paid any dividends on its Common Stock, and does not foresee paying any dividends in the near future. There can be no assurance that the Corporation's financial condition will ever permit the payment of dividends.

Selling Security Holders

     The securities registered herein have been offered for the account of the following security holder:

                                     Amount of                 Amount of             Amount and
                                     securities owned          securities offered    percentage  owned
Holder                Position       prior to the offering     for seller's acct.    after offering
Ronald W. Hayes, Jr.  Pres./Dir.     276,669                   8,048                 268,621 (14.3%)


Plan of Distribution

     The securities are to be offered through the selling efforts of brokers on Mr. Hayes' behalf at standard commission charges.

Description of Common Stock

     The Corporation is authorized to issue 20,000,000 shares of Common Stock, no par value. Each share of Common Stock is entitled to share pro rata in dividends and distributions, if any, with respect to the Common Stock, when and if declared by the Board of Directors, from funds legally available therefor. No holder of any shares of Common Stock has any preemptive or similar right to subscribe for any securities of the Corporation. Upon liquidation, dissolution or winding up of the Corporation and after payment of creditors, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. The holders of shares of Common Stock are not entitled to cumulative voting in the election of Directors; they are entitled to one vote per share with respect to all matters that are required by law to be submitted to stockholders, including the election of Directors. Accordingly, stockholders representing more than 50% of the outstanding shares will have the ability to elect all of the Directors.

Interests of Named Experts and Counsel.

Experts

     The audited financial statements and schedules incorporated by reference from the Corporation's Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference were examined and reported upon by independent certified public accountants. Such financial statements are incorporated herein in reliance upon the report of that firm and upon their authority as experts in accounting and auditing.

Exhibits

     1.     Consents of experts and counsel.

Undertakings.

The undersigned Registrant hereby undertakes to:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933 ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on April 30, 1997.

Net Lnnx, Inc.

By:     /S/Ronald W. Hayes, Jr.
Ronald W. Hayes, Jr., President


     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the date indicated.


By:     /s/Ronald W. Hayes, Jr.
Ronald W. Hayes, Jr., President, Director
April 30, 1997


By:     /s/Ronald Perlla
Ronald Perella, Director, Secretary
April 30, 1997

                                   PART III

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER       EXHIBIT                                             PAGE


23           Consents of experts and counsel.                    E-1